Sheet1

CMA Money Fund
File Number: 811-2752
CIK Number: 215457
For the Period Ending: 09/30/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six-month period ended September 30, 2000.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/05/2000	$600,000	Student Loan Marketing	5.000%	04/12/2002
04/14/2000	1,000,000	Federal National MTG ASS	5.000	11/05/2001
09/06/2000	1,474,000	Student Loan Marketing	5.000	03/18/2002

Last Updated on 11/28/2000
By Win95 User